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                                                                   EXHIBIT 10.17

[SANWA BANK CALIFORNIA LOGO]

                             1998 CREDIT AGREEMENT

      This 1998 CREDIT AGREEMENT (the "Agreement") is made and entered into this 1st day of June, 1998, by and between SANWA BANK CALIFORNIA (the "Bank") and ALIGN RITE CORPORATION (the "Borrower"), on the terms and conditions that follow. The Borrower is currently indebted to the Bank pursuant to a Line of Credit Agreement dated as of March 28, 1996 (together with all addenda and amendments, the "1996 Agreement"). It is the intention of the parties that this Agreement supersede in its entirety the 1996 Agreement.

1. DEFINITIONS

      1.1 CERTAIN DEFINED TERMS: Unless elsewhere defined in this Agreement, the following terms shall have the following meanings (such meanings to be generally applicable to the singular and plural forms of the terms defined):

            "Advance" shall mean an advance to the Borrower under the Line of Credit and includes a COF Advance, a LIBOR Advance and a Variable Rate Advance, as the context requires.

            "Business Day" shall mean a day, other than a Saturday or Sunday, on which commercial banks are open for business in California.

            "Close-Out Date" means the day (which shall be a Business Day) on which the Bank, pursuant to Section 4.8(a) hereof, closes out and liquidates FX Transactions.

            "Closing Value" has the meaning given to it in Section 4.8(a)(1) hereof.

            "Closing Gain" means the amount determined in accordance with
      Section 4.8(a)(2) or 4.8(a)(3) hereof, as applicable.

            "Closing Loss" means the amount determined in accordance with
      Section 4.8(a)(2) or 4.8(a)(3) hereof, as applicable.

            "COF Advance" has the meaning given in Section 2.4(c).

            "COF Interest Period" has the meaning given in Section 2.4(c).

            "COF Rate" means a rate per annum quoted by the Bank with respect to a COF Advance which is approximately equal to the Bank's cost (as determined by the Bank in its sole and absolute discretion) of acquiring funds in an amount approximately equal to the relevant COF Advance and for a period of time approximately equal to relevant COF Interest Period for such COF Advance plus one and one quarter percent (1.25%), adjusted any and all assessments, surcharges and reserve requirements pertaining to the borrowing or purchase of such funds.

            "Credit Limit" means FIFTEEN MILLION DOLLARS ($15,000,000.00).

            "Debt" shall mean all liabilities of the Borrower less Subordinated Debt.

            "Debt Coverage Ratio" shall mean (a) the sum of net income after tax and exclusive of extraordinary gains, plus depreciation and amortization expense plus interest expense minus dividends for the twelve month period then ending divided by (b) the sum of (1) 25% of the then outstanding (A) principal amount of Advances



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plus (B) Letter of Credit Obligations and (C) FX Risk Liability plus (2) the current portion long term debt plus (3) interest expense for the twelve month period then ending.

        "Default Interest Rate" has the meaning given in Section 10.2.

        "Drawing" shall mean the presentation of a draft(s) together with any accompanying documents by a beneficiary under a Letter of Credit to seeking payment under such Letter of Credit.

        "Effective Tangible Net Worth" means the Borrower's stated net worth plus Subordinated Debt but less all intangible assets of the Borrower (i.e., goodwill, trademarks, patents, copyrights, organization expense and similar intangible items including, but not limited to, investments in and all amounts due form affiliates, officers or employees).

        "Environmental Claims" means all claims, however asserted, by any governmental authority or other person alleging potential liability or responsibility for violation of any Environmental Law or for release or injury to the environment or threat to public health, personal injury (including sickness, disease or death), property damage, natural resources damage, or otherwise alleging liability or responsibility for damages (punitive or otherwise), cleanup, removal, remedial or response costs, restitution, civil or criminal penalties, injunctive relief, or other type of relief, resulting from or based upon (a) the presence, placement, discharge, emission or release (including intentional and unintentional, negligent and non-negligent, sudden or non-sudden, accidental or non-accidental placement, spills, leaks, discharges, emissions or releases) of any Hazardous Material at, in, or from property, whether or not owned by the Borrower, or (b) any other circumstances forming the basis of any violation, or alleged violation, of any Environmental Law.

        "Environmental Laws" means all federal, state or local laws, statutes, common law duties, rules, regulations, ordinances and codes, together with all administrative orders, directed duties, requests, licenses, authorizations and permits of, and agreements with, any Governmental Authorities, in each case relating to environmental, health, safety and land use matters; including the Comprehensive Environmental Response, Compensation and Liability Act of 1980 ("CERCLA"), the Clean Air Act, the Federal Water Pollution Control Act of 1972, the Solid Waste Disposal Act, the Federal Resource Conservation and Recovery Act, the Toxic Substances Control Act, the Emergency Planning and Community Right-to-Know Act, the California Hazardous Waste Control Law, the California Solid Waste Management, Resource, Recovery and Recycling Act, the California Water Code and the California Health and Safety Code.

        "Environmental Permits" has the meaning provided in Section 7.11 hereof.

        "ERISA" shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time, including (unless the context otherwise requires) any rules or regulations promulgated thereunder.

        "Event of Default" means any of the events described in Section 9.1 which have not been waived by the Bank in writing.

        "Expiration Date" means June 30, 1999 or the date of termination of the Bank's commitment to lend under this Agreement pursuant to Section 9, whichever shall occur first.

        "Foreign Currency" means a legally traded currency (other than U.S. Dollars) which may be transferred by paperless wire transfer and which the Bank regularly trades.

        "FX Risk Liability" means twenty percent (20%) (or such greater or lesser percentage as the Bank may designate for any given FX Transaction due to the Foreign Currency involved or the length of the FX Transaction) of the aggregate of the Notional Values of all FX Transaction outstanding, net of any Offsetting Transactions.

        "FX Limit" means $375,000.00.

        "FX Transaction" means any transaction between the Bank and the Borrower pursuant to which the Bank has agreed to sell to or to purchase from the Borrower a Foreign Currency of an agreed amount at an agreed price in U.S. Dollars, deliverable and payable on an agreed date.


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          "Guarantor" and "Guaranty" has the meaning given in Section 5.2.

          "Hazardous Materials" means all those substances which are regulated by, or which may form the basis of liability under, any Environmental Law, including all substances identified under any Environmental Law as a pollutant, contaminant, hazardous waste, hazardous constituent, special waste, hazardous substance, hazardous material, or toxic substance, or petroleum or petroleum derived substance or waste.

          "Indebtedness" shall mean, with respect to the Borrower, (i) all indebtedness for borrowed money or for the deferred purchase price of property or services in respect of which the Borrower is liable, contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which the Borrower otherwise assures a creditor against loss and (ii) obligations under leases which shall have been or should be, in accordance with generally accepted accounting principles, reported as capital leases in respect of which the Borrower is liable, contingently or otherwise, or in respect of which the Borrower otherwise assures a creditor against loss.

          "Interest Period" means a COF Interest Period or a LIBOR Interest Period, or both, as the context requires.

          "Letter of Credit" shall mean a letter of credit issued by Bank pursuant to Section 3.

          "Letter of Credit Obligations" shall mean, at any time, the aggregate obligations of the Borrower then outstanding, or which may thereafter arise in respect of Letters of Credit then issued by Bank, to reimburse the amount paid by the Bank with respect to a past, present or future Drawing under Letters of Credit.

          "LIBOR" means the rate determined by the Bank's Treasury Desk as being the arithmetic mean (rounded upwards, if necessary, to the nearest whole multiple of one-sixteenth of one percent (1/16%)) of the U.S. dollar London Interbank Offered Rates for such period appearing on page 3750 (or such other page as may replace page 3750 of the Telerate screen at or about 11:00 a.m. (London time) on the second Business Day prior to the first days of such period (adjusted for any and all assessments, surcharges and reserve requirements).

          "LIBOR Advance" has the meaning given in Section 2.4(b).

          "LIBOR Interest Period" has the meaning given in Section 2.4(b).

          "LIBOR Rate" means an interest rate per annum equal to LIBOR as quoted by the Bank plus one and one quarter percent (1.25%).

          "Line Account" shall have the meaning provided in Section 2.11 hereof.

          "Line of Credit" shall mean the credit facility described in Section
2.

          "Notional Value" means, with respect to any FX Transaction, the U.S. Dollar value of such transaction (the U.S. Dollar equivalent of the price at which the Bank agreed to sell to the Borrower a Foreign Currency or the price at which the Bank agreed to purchase of a Foreign Currency from the Borrower).

          "Obligations" shall mean all amounts owing by the Borrower to the Bank pursuant to this Agreement including, but not limited to, the unpaid principal amount of Advances, the Letter of Credit Obligations, and FX Risk Liability.

          "Offsetting Transaction" means an FX Transaction to purchase a Foreign Currency and an FX Transaction to sell a Foreign Currency which are for the same Foreign Currency and which have the same Settlement Date and designated as an Offsetting Transaction at the time of the Transaction.

          "Ordinary Course of Business" shall mean, with respect to any transaction involving the Borrower or any of its subsidiaries or affiliates, the ordinary course of the Borrower's business, as conducted by the Borrower in accordance with past practice and undertaken by the borrower in good faith and not for the purpose of evading


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any covenant or restriction in this Agreement or in any other document, instrument or agreement executed in connection herewith.

          "Permitted Liens": shall mean: (a) liens and security interests securing indebtedness owed by the Borrower to the Bank; (b) liens for taxes, assessments or similar charges not yet due; (c) liens of materialmen, mechanics, warehousemen, or carriers or other like liens arising in the ordinary course of business and securing obligations which are not yet delinquent; (d) purchase money liens or purchase money security interests upon or in any property acquired or held by the Borrower in the Ordinary Course of Business to secure indebtedness outstanding on the date hereof; and (e) liens and security interests which, as of the date hereof, have been disclosed to and approved by the Bank in writing.

          "Reference Rate" means an index for a variable interest rate which is quoted, published or announced from time to time by the Bank as its reference rate and as to which loans may be made by the Bank at, below or above such Reference Rate.

          "Settlement Date" means, with respect to any FX Transaction, the Business Day on which the Borrower has agreed to (i) deliver the required amount of Foreign Currency or (ii) to pay in U.S. Dollars, the agreed purchase price of the Foreign Currency.

          "Sight Credit" means a Letter of Credit, the terms of which require the Bank to make payment upon presentation of conforming documents.

          "Standby Credit" means a Letter of Credit designed to be payable in the event of default or other nonperformance by party obligated to the beneficiary, such event to be evidenced by the presentation of documents.

          "Subordinated Debt" shall mean such liabilities of the Borrower which have been subordinated to those owed to the Bank in a manner acceptable to the Bank.

          "Usance Credit" means a Letter of Credit, the terms of which require the Bank to make payment at a specified date or time not more than 90 days after presentation of conforming documents.

          "Variable Rate Advance" means as defined in Section 2.4(a).

          "Variable Rate" means an interest rate per annum equal to the Reference Rate.

     1.2 ACCOUNTING TERMS: All references to financial statements, assets, liabilities, and similar accounting items not specifically defined herein shall mean such financial statements or such items prepared or determined in accordance with generally accepted accounting principles consistently applied and, except where otherwise specified, all financial data submitted pursuant to this Agreement shall be prepared in accordance with such principles.

     1.3 OTHER TERMS: Other terms not otherwise defined shall have the meanings attributed to such terms in the California Uniform Commercial Code.

2. THE LINE OF CREDIT

     2.1 THE LINE OF CREDIT: The Bank agrees to make Advances to the Borrower from time to time from the date hereof to the Expiration Date, provided the aggregate amount of such Advances outstanding at any time does not exceed $15,000,000 subject, however, to the further limitations provided in Section
5.1. Within the foregoing limits, the Borrower may borrow, partially or wholly prepay, and re-borrow under this Section 2.

     2.2 MAKING LINE ADVANCES: Each Advance shall be conclusively deemed to have been made at the request of and for the benefit of the Borrower (a) when credited to any deposit account of the Borrower maintained with the Bank or (b) when paid in accordance with the Borrower's written instructions. Subject to the conditions precedent of Section 6 and provided such request is made in a timely manner a provided in Section 2.6 below, Advances shall be made by the Bank under the Line of Credit.


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     2.3  REPAYMENT: On the Expiration Date, the Borrower hereby promises and agrees to pay to the Bank in full the aggregate unpaid principal amount of all Advances then outstanding, together with all accrued and unpaid interest thereon.

     2.4 INTEREST. Interest shall accrue from the date of each Advance under the Line of Credit at one of the following rates, as quoted by the Bank and as elected by the Borrower:

          (a) Variable Rate Advances: At the Variable Rate, interest shall be adjusted concurrently with any change in the Reference Rate. An Advance based upon the Variable Rate is hereinafter referred to as a "Variable Rate Advance".

          (b) LIBOR Advances: At the LIBOR Rate as quoted by the Bank for Advances in the minimum amount of $100,000.00 and in $100,000.00 increments thereafter and for periods of 1, 2, 3 6, or 12 months or for such other period of time that the Bank may quote and offer (the "LIBOR Interest Period"), provided that (1) no LIBOR Interest Period shall extend beyond the Expiration Date, (2) any LIBOR Interest Period which begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the calendar month at the end of such Interest Period, and (3) any LIBOR Interest Period which expires on a day which is other than a Business Day shall expire on the next succeeding Business day unless the next succeeding Business Day is in the next calendar month in which case the LIBOR Interest Period shall expire on the immediate preceding Business Day. An Advance based upon the LIBOR Rate is hereinafter referred to as a "LIBOR Advance".

          (c) COF Advances: At the COF Rate quoted by the Bank for Advances in the minimum amount of $100,000,000 and in $100,000 increments thereafter and for a period of time that the Bank may quote not less than ____ days (the "COF Interest Period") and provided that (1) any such period of time does not extend beyond the Expiration Date (2) any COF Interest Period which would end on a day which is not a Business Day shall end on the next succeeding Business Day. Advances based upon the COF Rate are hereinafter referred to as "COF Advances".

     2.5 NOTICE OF BORROWING. Upon telephonic notice which shall be received by the Bank at or before 2:00 p.m. (California time) on a Business Day, the Borrower may borrow under the Line of Credit by requesting:

          (a) A Variable Rate Advance or COF Advance: A Variable Rate Advance or COF Advance may be made on the day notice is received by the Bank; provided, however, that if the Bank shall not have received notice at or before 2:00 a.m. on the day such Advance is requested to be made, such Variable Rate Advance or COF Advance may, at the Bank's option, be made on the next Business Day.

          (b) A LIBOR Advance: Notice of any LIBOR Advance shall be received by the Bank no later than two business days prior to the day (which shall be a Business Day) on which the Borrower requests such LIBOR Advance to be made.

     2.6 NOTICE OF ELECTION TO ADJUST INTEREST RATE: Upon telephonic notice which shall be received by the Bank at or before 2:00 p.m. (California time) on a Business Day, the Borrower may elect:

          (a) Variable to COF: That interest on a Variable Rate Advance shall be adjusted to accrue at the COF Rate; provided, however, that such notice shall be received by the Bank no later than 2:00 p.m. on the Business Day on which the Borrower requests that interest be adjusted to accrue at the COF Rate.

          (b) Variable to LIBOR: That interest on a Variable Rate Advance shall be adjusted to accrue at the LIBOR Rate; provided, however, that such notice shall be received by the Bank no later than two Business Days prior to the Business Day on which the Borrower requests that interest be adjusted to accrue at the LIBOR Rate.

          (c) COF to Variable or COF: That interest on a COF Advance shall continue to accrue at a newly quoted COF Rate or shall be adjusted to commence to accrue at the Variable Rate; provided, however, that such notice shall be received by the Bank no later than 2:00 p.m. on the last day of the Interest Period pertaining to such COF Advance.


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          (d) COF TO LIBOR: That interest on a COF Advance shall accrue at a newly quoted LIBOR Rate provided that such notice shall be received by the Bank no later than two Business Days prior to the last day of the last day of the expiring COF Interest Period.

          (e) LIBOR TO LIBOR: That interest on a LIBOR Advance shall accrue at a newly quoted LIBOR Rate provided that such notice shall be received by the Bank no later than two Business Days prior to the last day of the relevant LIBOR Interest Period.

          (f) LIBOR TO VARIABLE OR COF: That interest on a LIBOR Advance shall accrue at a newly quoted COF Rate or shall be adjusted to commence to accrue at the Variable Rate; provided, however, that such notice shall be received by the Bank no later than the last day of the relevant LIBOR Interest Period.

          (g) FAILURE TO GIVE NOTICE: If the Bank shall not have received notice as prescribed herein of the Borrower's election that interest on a COF Advance shall accrue interest at a newly quoted LIBOR Rate or at a newly quoted COF Rate or that interest on a LIBOR Advance shall accrue at the newly quoted COF Rate or a newly quoted LIBOR Rate, as the case may be, the Borrower shall be deemed to have elected that interest thereon shall be adjusted to accrue at the Variable Rate upon the expiration of the relevant COF Interest Period or LIBOR Interest Period pertaining to such Advance.

     2.7 PAYMENT OF INTEREST. The Borrower promises and agrees to pay interest on the outstanding principal balance of Advances in arrears on the last day of each calendar month commencing with the first such day to occur after the date of this Agreement. If interest is not paid when due, it may, without waiving any default occasioned by such nonpayment, be added to principal and thereafter bear like interest.

     2.8 PREPAYMENT. The Borrower may prepay any Variable Rate Advance in whole or in part, at any time and without penalty, provided, however, that any partial prepayment shall first be applied at the Bank's option, to accrued and unpaid interest and next to the outstanding principal balance. The Borrower may not voluntarily prepay a COF Advance or a LIBOR Advance other that on the last day of the LIBOR Interest Period or COF Interest Period pertaining to such Advance. If the whole or any part of any LIBOR Advance or COF Advance is prepaid by reason of acceleration or pursuant to 2.10 below or as otherwise required by this Agreement, the Borrower shall, upon the Bank's request, promptly pay to and indemnify the Bank for all costs, expenses and any loss (including loss of future interest income) actually incurred by the Bank and any loss (including loss of profit resulting from the re-employment of funds) deemed sustained by the Bank as a consequence of such prepayment. The Bank shall be entitled to fund all or any portion of its Advances in any manner it may determine in its sole discretion, but all calculations and transactions hereunder shall be conducted as though the Bank actually funded all Advances through the purchase of dollar deposits bearing interest at the same rate as U.S. Treasury securities in the amount of the relevant Advance and in maturities corresponding to (a) the then applicable Interest Period (b) the date of such purchase to the Expiration Date hereunder.

     2.9 INDEMNIFICATION FOR LIBOR RATE OR COF COSTS. During any period of time in which interest on any Advance is accruing on the basis of the LIBOR
Rate or COF Rate, the Borrower shall, upon the Bank's request, promptly pay to and reimburse the Bank for all costs incurred and payments made by the Bank by reason of any future assessment, reserve, deposit or similar requirement or any surcharge, tax or fee imposed upon the Bank as a result of the Bank's compliance with any directive or requirement of any regulatory authority pertaining or relating to funds used by the Bank in quoting and determining the LIBOR Rate or COF Rate.

     2.10. CONVERSION FROM LIBOR RATE OR COF RATE TO VARIABLE RATE. In the event that the Bank shall at any time determine that the accrual of interest on the basis of the LIBOR Rate or COF Rate (a) has become infeasible because the Bank is unable to determine the LIBOR Rate or COF Rate due to the unavailability of U.S. Dollar deposits, contracts or certificates of deposit in an amount approximately equal to the amount of the relevant Advance and for a period of time approximately equal to the relevant LIBOR Interest Period or Interest Period as the case may be or (b) is or has become unlawful by reason of the Bank's compliance with any new law, rule, regulation, guideline or order, or any new interpretation of any present law, rule, regulation guideline or order, then the Bank shall promptly give telephonic notice thereof (confirmed in writing) to the Borrower, in which event any Advance bearing interest at the LIBOR Rate or COF Rate as the case may be shall be deemed to be a Variable Rate Advance and interest shall thereupon immediately accrue at the Variable Rate and shall continue at such rate until the Bank determines that the LIBOR Rate or COF Rate is no longer infeasible or unlawful.

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     2.11 LINE ACCOUNT. The Bank shall maintain on its books a record of account in which the Bank shall make entries for each Advance and such other debits and credits as shall be appropriate in connection with the Line of Credit (the "Line Account"). The Bank shall provide the Borrower with a monthly statement of the Borrower's Line Account upon the Borrower's request therefor from time to time, which statement shall be considered to be correct and conclusively binding on the Borrower unless the Borrower notifies the Bank to the contrary within 30 days after the Borrower's receipt of any such statement which it deems to be incorrect.

     2.12 LATE PAYMENT. In addition to any other rights the Bank may hereunder, if any payment of principal (other than a principal payment due pursuant to Section 2.3) or interest, or any portion thereof, under this Agreement is not paid when due, a late payment charge equal to five percent (5%) of such past due payment may be assessed and shall be immediately payable.

3.   LETTERS OF CREDIT

     3.1. LETTERS OF CREDIT. The Bank hereby agrees to issue Sight Credits, Usance Credits and Standby Credits for and on behalf of Borrower provided that the total Letter of Credit Obligations shall not exceed $1,000,000 subject, however, to the further limitations of Section 5.1.

     3.2  LETTER OF CREDIT GENERAL CONDITIONS.

          (a) Letters of Credit may be issued to support the Borrower's normal business operations.

          (b) As a condition precedent to Bank's obligation to issue any Letter of Credit hereunder, the Borrower shall pay to the Bank its standard (published) issuance fees with respect to each Letter of Credit and shall promptly pay, upon request, such other fees, commissions, costs and any out-of-pocket expenses charged or incurred by the Bank with respect to any Letter of Credit.

          (c) The commitment by the Bank to issue Letters of Credit shall, unless earlier terminated in accordance with the terms of the Agreement, automatically terminate on the Expiration Date and no Letter of Credit shall expire, and no draft under a Letter of Credit shall be payable on a date which more than 90 days after the Expiration Date.

          (d) Each Letter of Credit shall be in form and substance satisfactory to the Bank, shall require (except in the case of a Standby Credit) as a condition of payment the presentment of non-negotiable bills of lading in favor the Bank or negotiable bills of lading payable to the order of the Bank, and shall be in favor of beneficiaries satisfactory to the Bank, provided that the Bank may refuse to issue a Letter of Credit due to the nature of the transaction or its terms or in connection with any transaction where the Bank, due to the beneficiary or the nationality or residence of the beneficiary, would be prohibited by any applicable law, regulation or order from issuing such Letter of Credit.

          (e) Prior to the issuance of each Letter of Credit, but in no event later than 10:00 a.m. (California time) on the day such Letter of Credit is to be issued (which shall be a Business Day), the Borrower shall deliver to the Bank the Bank's standard form of application for issuance of a letter of credit with proper insertions, duly executed by Borrower.

     3.3 DRAWINGS. Upon receipt from any beneficiary under a Letter of Credit of a demand for payment under such Letter of Credit (each a "Drawing"), the Bank shall promptly notify the Borrower. Each Drawing shall be payable in full by the Borrower on the date thereof, without demand or notice of any kind. If the Borrower desires to repay a Drawing from the proceeds of an Advance, the Borrower may request an Advance in accordance with the terms and conditions of this Agreement and, if disbursed on the date of such Drawing, shall be applied in payment of such obligation by the Borrower. If any Drawing shall not be paid when due in accordance with the terms of this Agreement, the Borrower shall reimburse the Bank for each Drawing together with interest thereon until paid at the Default Interest Rate. The obligation of the Borrower to reimburse the Bank for Drawings shall be absolute, irrevocable, and unconditional under any and all circumstances whatsoever and irrespective of any set-off, counterclaim or defense to payment which the Borrower may have or have had against the Bank (except such as may arise out of the Bank's gross negligence or willful misconduct) or any other person, including, without limitation, and set-off, counterclaim or defense based upon or arising out of:

          (a) any lack of validity or enforceability of this Agreement or any of the other Loan Documents;


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

            (b) any amendment or waiver of or consent to departure from the terms of any Letter of Credit;

            (c) the existence of any claim, set-off, defense or other right which the Borrower or any other person may have at any time against any beneficiary or any transferee of any Letter of Credit (or any person for whom any such beneficiary or any such transferee may be acting); or

            (d) any allegation that any demand, statement or any other document presented under any Letter of Credit is forged, fraudulent, invalid or insufficient in any respect, or any statement therein being untrue or inaccurate in any respect whatsoever or any variations in punctuation, capitalization, spelling or format of the drafts or any statements presented in connecting with any Drawing.

      3.4 RELEASE OF DOCUMENTS. The Bank shall not be obligated to release any documents accompanying a Drawing under a Sight Credit until such time as the Borrower has paid the full amount of such Drawing. No past or future custom or practice of releasing documents prior to receiving such payment shall operate as a waiver of the Bank's right under this Subsection. From and after the occurrence of an Event of Default and until such time as such Event of Default has been cured or waived, the Bank shall not be obligated to release documents accompanying a Drawing under any Usance Credit until such time as the Borrower has deposited with the Bank, the full amount of such Drawing.

4.    FX TRANSACTIONS

      4.1 FOREIGN EXCHANGE FACILITY. The Bank agrees, as the Borrower's request, to enter into FX Transactions with the Borrower from time to time prior to the Expiration Date, provided that, at no time shall the aggregate FX Risk Liability exceed $375,000.00 subject, however, to the further limitations of Section 5.1.

      4.2 REQUESTS FOR FX TRANSACTIONS. Each request for a FX Transaction shall be made by telephone to the Bank's Treasury Department (each a "Request") and may be confirmed in writing to the address specified in Section 10.5 below, shall specify the currency to be purchased or sold, the amount of such currency and the settlement date. Each Request shall be delivered or communicated to the Bank no later than 3:00 p.m. (California time) on the day (which shall be a Business Day) on which the FX Transaction is requested. By making any such Request, Borrower agrees that all matters relating to each such FX Transaction shall be governed by this Agreement and Borrower restates all warranties and representations made by Borrower herein as if made on the date the FX Transaction is entered into.

      4.3 EXPIRATION DATE. The commitment by the Bank to enter into FX Transactions shall, unless earlier terminated in accordance with this Agreement, automatically terminate on the Expiration Date and no FX Transaction shall expire on a date which is more than 90 days after the Expiration Date.

      4.4 TENOR. No FX Transaction shall have a Settlement Date which is more than 90 days after the Expiration Date.

      4.5 AVAILABILITY. Bank may refuse to enter into a FX Transaction with the Borrower where the Bank, in its sole discretion, determines that the requested Foreign Currency is unavailable, if the Bank is not then dealing in the requested Foreign Currency, or where Bank would be prohibited by any applicable law, regulation or order from purchasing such Foreign Currency.

      4.6 PURPOSE. The FX Transaction shall be used to hedge the Borrower's foreign exchange exposure and/or risk and not for purposes of speculation.

      4.7 PAYMENT. Payment is due on the Settlement Date of the respective FX Transaction. Bank is hereby authorized by Borrower to charge the full settlement price of any FX Transaction against the depository account or accounts maintained by the Borrower with Bank on the Settlement Date. In the event that Borrower fails to pay the settlement price of any Foreign Exchange Contract on the relevant Payment Date, or the balances in the depository account or accounts maintained by the Borrower with Bank are insufficient to pay the settlement price on the Payment Date, without limiting the rights of Bank under the Agreement or this Addendum or waiving any Event of Default caused thereby, Bank may, and Borrower hereby authorizes Bank to create an Advance bearing interest at the rate provided in the Agreement to pay the settlement price on the Settlement Date.

      4.8 REMEDIES ON DEFAULT. Upon the occurrence of any Event of Default, the Bank, may, at its sole and absolute discretion, without demand and only upon such notice as may be required by law;


                          1998 CREDIT AGREEMENT-Page 8

            (a) CLOSE-OUT AND LIQUIDATION. The Bank shall have the right to close-out and liquidate all, but not less than all, the outstanding FX Transactions (except to the extent that, in the good faith opinion of the Bank, certain FX Transactions may not be closed-out and liquidated under applicable law) in the following manner:

                  (1) Close-out and liquidation shall be effected by closing-out each outstanding FX Transaction (including any FX Transaction which has not been performed and in respect of which the Settlement Date is on or proceeds the Close-Out Date) so that each FX Transaction is canceled. The Bank shall then calculate, in good faith, as of the value of each such canceled FX Transaction (the "Closing Value") by converting:

                        (A) in the case of an FX Transaction whose Settlement Date is the same as or later than the Close-Out Date, the amount of the Foreign Currency into U.S. Dollars at a rate of exchange at which the Bank can buy or sell, as appropriate, U.S. Dollars with or against the Foreign Currency for delivery on the Settlement Date of the respective FX Transaction, or

                        (B) in the case of an FX Transaction whose Settlement Date precedes the Close-Out Date, converting the amount of the Foreign
Currency, adjusted by adding interest with respect thereto at the Variable Interest Rate from the Settlement Date to the Close-Out Date, into U.S. Dollars at a rate of exchange at which the Bank can buy or sell, as appropriate, U.S. Dollars with or against the Foreign Currency for delivery on the Close-Out Date;

                  (2) With respect to a FX Transaction pursuant to which the Bank agreed to purchase a Foreign Currency from the Borrower, the amount by which the Closing Value as so determined exceeds the Notional Value is a Closing Loss and the amount by which the Closing Value as so determined is less than the Notional Value is a Closing Gain.

                  (3) With respect to a FX Transaction pursuant to which the Bank agreed to sell a Foreign Currency to the Borrower, the amount by which the Closing Value as so determined exceeds the Notional Value is Closing Gain and the amount by which the Closing Value as so determined is less than the Notional Value a Closing Loss.

                  (4) To the extent permitted by applicable law, the Closing Gain or Closing Loss, as the case may be, for each Settlement Date falling after the Close-Out Date will be adjusted (discounted) to its net present value (the calculation of the amount of such adjustment shall be made by the Bank and shall be conclusive as between the parties).

                  (5) To the extent the net amount of Closing Gains exceeds Closing Losses, such amount shall be payable by the Bank to the Borrower. To the extent the net amount of Closing Losses exceeds Closing Gains, such amount shall be payable by Borrower. In the case of the latter, the Borrower promises and agrees to pay interest on the amount so payable from the Close-Out Date until paid at the Variable Rate.

            (b) TERMINATION. Terminate any future obligation of the Bank with respect to FX Transactions, without affecting the Borrower's obligations to the Bank or the Bank's rights and remedies under this Agreement.

            (c) RECORDING. Borrower agrees and consents that the Bank may (but will not be required to) record mechanically by tape recorder or other such device all telephonic communications between the Borrower, its officers, employees or authorized representatives and the Bank with respect to FX Transactions and that the Bank may retain the recordings for such periods as it deems advisable. Any such recording shall be conclusive as to the substance of such communications.

5.    GENERAL LOAN TERMS

      5.1 MAXIMUM CREDIT. The Bank shall not be under any obligation to make an Advance, issue a Letter of Credit, or enter into an FX Transaction if, immediately thereafter, the principal amount of Advances plus the Letter of Credit Obligations plus the FX Risk Liability would exceed the Credit Limit.


                          1998 CREDIT AGREEMENT-Page 9

      5.2. GUARANTIES. Borrower's payment of all Obligations and its full and timely performance of the terms and conditions of the Agreement shall be jointly and severally guaranteed in writing, in form and substance satisfactory to the Bank (each a "Guaranty") by Align-Rite International, Ltd. and Align-Rite International, Inc. (each a "Guarantor").

      5.3. FACILITY FEE. The Borrower promises and agrees to pay to the Bank a fee (the "Facility Fee") equal to three 16ths of one percent (0.1875%) per annum times the difference between the average principal amount of Advances outstanding under this Agreement and the Credit Limit. The Facility Fee shall be payable on the first calendar day of each calendar quarter based on the Advances outstanding and Credit Limit outstanding as of the calendar quarter just ended.

      5.4. COMPUTATION OF INTEREST AND FEES. Interest and any per annum fees payable by the Borrower under this Agreement shall be computed on the basis of 360 days per year, but charged on the actual number of days elapsed.

      5.5. NATURE AND PLACE OF PAYMENTS. All payments made on account of the Obligations shall be made without setoff or counterclaim in lawful money of the United States of America in either immediately available or next day available funds, free and clear of and without deduction for any taxes, fees or other charges of any nature whatsoever imposed by any taxing authority (other than California and United States income tax payable by the Bank), and must be received by Bank by 2:00 p.m. (California time) on the day of payment, it being expressly agreed and understood that if payment is received by the Bank after 2:00 p.m. (California time), such payment will be considered to have been made on the next succeeding Business Day and interest thereon shall be payable at the then applicable rate during such extension. If any payment required to be made by the Borrower hereunder becomes due and payable on a day other than a Business Day, the due date thereof shall be extended to the next succeeding Business Day and interest thereon shall be payable at the then applicable rate during such extension. All payments required to be made hereunder shall be made to the office of the Bank designated for the receipt of notices in Section 10.5 below or such other office as Bank shall from time to time designate.

6.    CONDITIONS OF LENDING

      6.1. CONDITIONS PRECEDENT TO THE INITIAL ADVANCE: The obligation of the Bank to make the initial Advance and the first extension of credit to or on account of the Borrower hereunder is subject to the conditions precedent that the Bank shall have received before the date of such initial Advance and such first extension of credit all of the following, in form and substance satisfactory to the Bank:

            (a) Evidence that the execution, delivery and performance by the Borrower of this Agreement and any document, instrument or agreement required hereunder have been duly authorized.

            (b) The Bank has received each Guaranty together with evidence that the execution, delivery and performance by signatory thereto has been duly authorized by the respective Guarantor.

            (c) Such other evidence as the Bank may request to establish the consummation of the transaction contemplated hereunder and compliance with the conditions of this Agreement.

      6.2 CONDITIONS PRECEDENT TO EACH EXTENSION OF CREDIT: The obligation of the Bank to make each Advance, issue each Letter of Credit and enter into each FX Transaction to or on account of the Borrower (including the initial Advance and the first extension of credit) shall be subject to the further conditions precedent that, on the date thereof and immediately after such extension of credit:

            (a) The Bank shall have received such supplemental approvals, opinions or documents as the Bank may reasonably request.

            (b) The representations contained in Section 7 and in any other document, instrument or certificate delivered to the Bank hereunder are true, correct and complete.

            (c) No event has occurred and is continuing which constitutes, or with the lapse of time or giving of notice or both, would constitute an Event of Default.

      The Borrower's acceptance of the proceeds of any Advance or the Borrower's execution of any document or instrument evidencing or creating any Obligation hereunder shall be deemed to constitute the Borrower's representation and warranty that all of the above statements are true and correct.

                         1998 CREDIT AGREEMENT-Page 10

7.    REPRESENTATIONS AND WARRANTIES

      The Borrower hereby makes the following representations and warranties to the Bank, which representations and warranties are continuing:

      7.1. STATUS. The Borrower is a corporation duly organized and validly existing under the laws of the State of Nevada, and is properly licensed and is qualified to do business and in good standing in, and, where necessary to maintain the Borrower's rights and privileges, has complied with the fictitious name statute of every jurisdiction in which the Borrower is doing business.

      7.2. AUTHORITY. The execution, delivery and performance by the Borrower of this Agreement and any instrument, document or agreement required hereunder have been duly authorized and do not and will not: (a) violate any provision of any law, rule, regulation, order, writ, judgment, injunction, decree, determination or award presently in effect having application to the Borrower;
(b) result in a breach of or constitute a default under any material indenture or loan or credit agreement or other material agreement, lease or instrument to which the Borrower is a party or by which it or its properties may be bound or affected; or (c) require any consent or approval of its stockholders or violate any provision of its articles of incorporation or by-laws.

      7.3. LEGAL EFFECT. This Agreement constitutes, and any instrument, document or agreement required hereunder when delivered hereunder will constitute, legal, valid and binding obligations of the Borrower enforceable against the Borrower in accordance with their respective terms.

      7.4. FICTITIOUS TRADE STYLES. The Borrower does not use any fictitious trade styles in connection with its business operations. The Borrower shall notify the Bank not less than 30 days prior to effecting any change in the matters described below or prior to using any other fictitious trade style at any future date, indicating the trade style and state(s) of its use.

      7.5. FINANCIAL STATEMENTS. All financial statements, information and other data which may have been or which may hereafter be submitted by the Borrower to the Bank are true, accurate and correct and have been or will be prepared in accordance with generally accepted accounting principles consistently applied and accurately represent the financial condition or, as applicable, the other information disclosed therein. Since the most recent submission of such financial information or data to the Bank, the Borrower represents and warrants that no material adverse change in the Borrower's financial condition or operations has occurred which has not been fully disclosed to the Bank in writing.

      7.6. LITIGATION. Except as have been disclosed to the Bank in writing, there are no actions, suits or proceedings pending or, to the knowledge of the Borrower, threatened against or affecting the Borrower or the Borrower's properties before any court or administrative agency which, if determined adversely to the Borrower, would have a material adverse effect on the Borrower's financial condition or operations.

      7.7. TITLE TO ASSETS. The Borrower has good and marketable title to all of its assets and the same are not subject to any security interest, encumbrance, lien or claim of any third person except for Permitted Liens.

      7.8. ERISA. If the Borrower has a pension, profit sharing or retirement plan subject to ERISA, such plan has been and will continue to be funded in accordance with its terms and otherwise complies with and continues to comply with the requirements of ERISA.

      7.9. TAXES. The Borrower has filed all tax returns required to be filed and paid all taxes shown thereon to be due, including interest and penalties, other than such taxes which are currently payable without penalty or interest or those which are being duly contested in good faith.

      7.10. MARGIN STOCK. The proceeds of any Advance under the Line of Credit will not be used to purchase or carry margin stock as such term is defined under Regulation U of the Board of Governors of the Federal Reserve System.

      7.11. ENVIRONMENTAL COMPLIANCE. The operations of the Borrower comply, and during the term of this Agreement will at all times comply, in all respects with all Environmental Laws; the Borrower has obtained all licenses, permits, authorizations and registrations required under any Environmental Law ("Environmental Permits") and necessary for its ordinary course operations, all such Environmental Permits are in good standing, and the Borrower is

                         1998 CREDIT AGREEMENT-Page 11

In compliance with all material terms and conditions of such Environmental Permits; neither the Borrower nor any of its present property or operations is subject to any outstanding written order from or agreement with any governmental authority nor subject to any judicial or docketed administrative proceeding, respecting any Environmental Law, Environmental Claim or Hazardous Material; there are no Hazardous Materials or other conditions or circumstances existing, or arising from operations prior to the date of this Agreement, with respect to any property of the Borrower that would reasonably be expected to give rise to Environmental Claims; provided, however, that with respect to property leased from an unrelated third party, the foregoing representation is made to the best knowledge of the Borrower. In addition, (i) the Borrower does not have any underground storage tanks (x) that are not properly registered or permitted under applicable Environmental Laws, or (y) that are leaking or disposing of Hazardous Materials off-site, and (ii) the Borrower has notified all of their employees of the existence, if any, of any health hazard arising from the conditions of their employment and have met all notification requirements under Title III of CERCLA and all other Environmental Laws.

8.   COVENANTS

     The Borrower covenants and agrees that, during the term of this Agreement, and so long thereafter as the Borrower is indebted to the Bank under this Agreement, the Borrower will, unless the Bank shall otherwise consent in writing.

     8.1 REPORTING AND CERTIFICATION REQUIREMENTS. Deliver or cause to be delivered to the bank in form and detail satisfactory to the Bank:

          (a) Not later than 90 days after the end of each of the Borrower's fiscal years, a copy of the annual financial report of the Borrower for such year, prepared and certified by the Borrower.

          (b) Not later than 45 days after the end of each of the first three fiscal quarters of each of the Borrower's fiscal year's Borrower's, a copy of the Borrower's financial statement as of such quarter end.

          (c) Upon request by the Bank, a copy of the Borrower's most recent federal income tax returns.

          (d) Upon request by the Bank, an aging of accounts receivable and an aging of accounts payable as of the immediately preceding month end.

          (e) Promptly upon the Bank's request, such other information pertaining to the Borrower, the Collateral or any guarantor hereunder as the Bank may reasonably request.

     8.2 FINANCIAL CONDITION. The Borrower promises and agrees, during the term of this Agreement and until payment in full of all of the Borrower's obligations, the Borrower will maintain:

          (a)  A minimum Effective Tangible Net Worth of at least
     $12,000,000.00.

          (b)  A ratio of Debt to Effective Tangible Net Worth of not more than
     1.0 to 1.0.

          (c) A ratio of current assets to current liabilities (excluding accounts payable relating to the purchase of equipment which would, according to GAAP, be capitalized) of not less than 1.25 to 1.0.

          (d) A ratio of the sum of cash, cash equivalents and accounts receivable to current liabilities (excluding accounts payable relating to the purchase of equipment which would, according to GAAP, be capitalized) of not less than 0.75 to 1.0.

          (e) A minimum net profit after tax of at least $750,000 at the end of the second fiscal quarter and at least $1,500,000.00 at each fiscal year-end.

          (f) A Debt Coverage Ratio as of the end of each fiscal quarter of not less than 1.50 to 1.0.

     8.3 PRESERVATION OF EXISTENCE; COMPLIANCE WITH APPLICABLE LAWS: Maintain and preserve its existence and all rights and privileges now enjoyed; and conduct its business and operations in accordance with all applicable laws, rules and regulations.


                        1998 CREDIT AGREEMENT - Page 12

      8.4 MERGE OR CONSOLIDATE. Not liquidate or dissolve, merge or consolidate with or into, or acquire any other business organization.

      8.5. MAINTENANCE OF INSURANCE: Maintain insurance in such amounts and covering such risks as is usually carried by companies engaged in similar businesses and owning similar properties in the same general areas in which the Borrower operates and maintain such other insurance and coverages as may be required by the Bank. All such insurance shall be in form and amount and with companies satisfactory to the Bank. Upon the Bank's request, the Borrower shall furnish the Bank with the original policy or binder of all such insurance.

      8.6 PAYMENT OF OBLIGATIONS AND TAXES: Make timely payment of all assessments and taxes and all of its liabilities and obligations including, but not limited to, trade payables, unless the same are being contested in good faith by appropriate proceedings with the appropriate court or regulatory agency. For purposes hereof, the Borrower's issuance of a check, draft or similar instrument without delivery to the intended payee shall not constitute payment.

      8.7. INSPECTION RIGHTS AND ACCOUNTING RECORDS: The Borrower will maintain adequate books and records in accordance with generally accepted accounting principals consistently applies and in a manner otherwise acceptable to Bank, and, at any reasonable time and from time to time, permit the Bank or any representative thereof to examine and make copies of the records and visit the properties of the Borrower and discuss the business and operations of the Borrower with any employee or representative thereof. If the Borrower shall maintain any records (including, but not limited to, computer generated records or computer programs for the generation of such records) in the possession of a third party, the Borrower hereby agrees to notify such third party to permit the Bank free access to such records at all reasonable times and to provide the Bank with copies of any records which it may request, all at the Borrower's expense, the amount of which shall be payable immediately upon demand. In addition, the Bank may, at any reasonable time and from time to time, conduct inspections and audits of the Collateral and the Borrower's accounts payable, the cost and expenses of which shall be paid by the Borrower to the Bank upon demand.

      8.8. PAYMENT OF DIVIDENDS: Not declare or pay any dividends on any class of stock now or hereafter outstanding except dividends payable solely in the Borrower's capital stock.

      8.9. REDEMPTION OR REPURCHASE OF STOCK: Not redeem or repurchase any class of the Borrower's stock now or hereafter outstanding.

      9.10. ADDITIONAL INDEBTEDNESS: Not, after the date hereof, create, incur or assume, directly or indirectly, any additional indebtedness other than (i) indebtedness owed or to be owed to the Bank or (ii) indebtedness to trade creditors incurred in the Ordinary Course of Business.

      8.11. LOANS: Not make any loans or advances or extend credit to any third person, including, but not limited to, directors, officers, shareholders, partners, employees, affiliated entities and subsidiaries of the Borrower, except for (a) credit extended in the Ordinary Course of Business and (b) loans to Align-Rite Ltd., or Align-Rite International Inc. (PK) to facilitate the payment of indebtedness owed by the Borrower's affiliates to the Bank.

      8.12. LIENS AND ENCUMBRANCES: Not create, assume or permit to exist any security interest, encumbrance, mortgage, deed of trust, or other lien (including, but not limited to, a lien or attachment, judgment or execution) affecting any of the Borrower's properties, or execute or allow to be filed any financing statement or continuation thereof affecting any of such properties, except for Permitted Liens.

      8.13. TRANSFER ASSETS: Not, after the date hereof, sell, contract for sale, convey, transfer, assign, lease or sublet, any of its assets (including, but not limited to, the Collateral) except in the Ordinary Course of Business as presently conducted by the Borrower and, then, only for full, fair and reasonable consideration.

      8.14. CHANGE IN NATURE OF BUSINESS: Not make any material change in its financial structure or the nature of its business as existing or conducted as of the date hereof.

      8.15. NOTICE: Give the Bank prompt written notice of any and all (i) Events of Default: (ii) litigation, arbitration or administrative proceedings to which the Borrower is a party and in which the claim or liability exceeds $500,00.00; (iii) other matters which have resulted in, or might result in a material adverse change in the Collateral or the financial condition or business operations of the Borrower (iv) any enforcement, cleanup, removal or other governmental or regulatory actions instituted, completed or threatened against the Borrower or any of its properties.


                        1998 CREDIT AGREEMENT -- Page 13

      8.16. ENVIRONMENTAL COMPLIANCE. The Borrower shall conduct its operations and keep and maintain all of its property in compliance with all Environmental Laws and, upon the written request of the Bank, the Borrower shall submit to the Bank, at the Borrower's sole cost and expense, at reasonable intervals, a report providing the status of any environmental, health or safety compliance, hazard or liability.

9. DEFAULT

      9.1. EVENTS OF DEFAULT. Any one or more of the following described events shall constitute an event of default (an "Event of Default") under this
Agreement:

            (a) NON-PAYMENT: The Borrower shall fail to pay the principal amount of any Obligations when due or interest on the Obligations within 10 days of when due.

            (b) PERFORMANCE UNDER THIS AGREEMENT: The Borrower shall fail in any material respect to perform or observe any term, covenant or agreement contained in this Agreement or in any document, instrument or agreement relating to this Agreement and any such failure shall continue unremedied for more than 30 days after the occurrence thereof.

            (c) REPRESENTATIONS AND WARRANTIES; FINANCIAL STATEMENTS: Any representation or warranty made by the Borrower under or in connection with this Agreement or any financial statement given by the Borrower or any guarantor shall prove to have been incorrect in any material respect when made or given or when deemed to have been made or given.

            (d) OTHER AGREEMENTS: If there is a default under any agreement to which Borrower is a party with the Bank or with a third party or parties resulting in a right by the Bank or such third party or parties, whether or not exercised, to accelerate the maturity of any Indebtedness.

            (3) INSOLVENCY: The Borrower or any Guarantor shall: (i) become insolvent or be unable to pay its debts as they mature; (ii) make an assignment for the benefit of creditors or to an agent authorized to liquidate any substantial amount of its properties and assets; (iii) file a voluntary petition in bankruptcy or seeking reorganization or to effect a plan or other arrangement with creditors; (iv) file an answer admitting the material allegations of an involuntary petition relating to bankruptcy or reorganization or join in any such petition; (v) become or be adjudicated a bankrupt; (vi) apply for or consent to the appointment of, or consent that an order be made, appointing any receiver, custodian or trustee, for itself or any of its properties, assets or businesses; or
      (vii) any receiver, custodian or trustee shall have been appointed for all or substantial part of its properties, assets or businesses and shall not be discharged within 30 days after the date of such appointment.

            (f) EXECUTION: Any writ of execution or attachment or any judgment lien shall be issued against any property of the Borrower and shall not be discharged or bonded against or released within 30 days after the issuance or attachment of such writ or lien.

            (g) REVOCATION OR LIMITATION OF GUARANTY: Any Guaranty shall be revoked or limited or its enforceability or validity shall be contested by any Guarantor, by operation of law, legal proceeding or otherwise or a Guarantor shall fail to observe any covenant or agreement contained is its respective Guaranty.

            (h) SUSPENSION: The Borrower shall voluntarily suspend the transaction of business or allow to be suspended, terminated, revoked or expired any permit, license or approval of any governmental body necessary to conduct the Borrower's business as now conducted.

            (i) MATERIAL ADVERSE CHANGE: If there occurs a material change in the Borrower's business or financial condition, or if there is a material impairment of the prospect of repayment of any portion of the Obligations.

            (j) CHANGE IN OWNERSHIP: If there shall occur a sale, transfer, disposition or encumbrance (whether voluntary or involuntary), or an agreement shall be entered into to do so, with respect to more than 10% of the issued and outstanding capital stock of the Borrower.

            (k) CONSOLIDATED FINANCIAL CONDITION: Align-Rite International, Inc. shall fail to maintain, on a consolidated basis:



                         1998 CREDIT AGREEMENT-Page 14

               (1) A minimum Effective Tangible Net Worth of at least $32,500,000.00.

               (2) A ratio of Debt to Effective Tangible Net Worth of not more than 1.0 to 1.0.

               (3) A ratio of Current Assets to current liabilities of not less than 1.50 to 1.0. Current liabilities exclude A/P relating to the purchase of equipment which according to GAAP would be capitalized.

     9.2. REMEDIES. Upon the occurrence of any Event of Default, the Bank may, at its sole and absolute election, without demand and only upon such notice as may be required by law:

          (a) ACCELERATION: Declare any or all of the Borrower's indebtedness owing to the Bank, whether under this Agreement or any other document, instrument or agreement, immediately due and payable, whether or not otherwise due and payable.

          (b) CEASE EXTENDING CREDIT: Cease making Advances or otherwise extending credit to or for the account of the Borrower under this Agreement or under any other agreement now existing or hereafter entered into between the Borrower and the Bank.

          (c) SECURE LETTERS OF CREDIT: Require Borrower to deposit with Bank an amount equal to the then existing Letter of Credit Obligations.

          (d) TERMINATION: Terminate this Agreement as to any future obligation of the Bank without affecting the Borrower's obligations to the Bank or the Bank's rights and remedies under this Agreement or under any other document, instrument or agreement.

          (e) NON-EXCLUSIVITY OF REMEDIES: Exercise one or more of the Bank's rights set forth herein or seek such other rights or pursue such other remedies as may be provided by law, in equity or in any other agreement now existing or hereafter entered into between the Borrower and the Bank, or otherwise.

10.  MISCELLANEOUS

     10.1. AMOUNTS PAYABLE ON DEMAND. If the Borrower shall fail to pay on demand any amount so payable under this Agreement, the Bank may, at its option and without any obligation to do so and without waiving any default occasioned by the Borrower having so failed to pay such amount, create an Advance under the Line of Credit in an amount equal to the amount so payable, which Advance shall thereafter bear interest as provided under the Line of Credit.

     10.2 DEFAULT INTEREST RATE. If an Event of Default, or an event which, with notice or passage of time could become an Event of Default, has occurred or is continuing, the Borrower shall pay to the Bank interest on any indebtedness or amount payable under this Agreement at a rate which is 3% in excess of the rate or rates then in effect under this Agreement (the "Default Interest Rate").

     10.3 RELIANCE. Each warranty, representation, covenant, obligation and agreement contained in this Agreement shall be conclusively presumed to have been relied upon by the Bank regardless of any investigation made or information possessed by the Bank and shall be cumulative and in addition to any other warranties, representations, covenants and agreements which the Borrower now or hereafter shall give, or cause to be given, to the Bank.

     10.4 ATTORNEY'S FEES. Borrower shall pay to the Bank all costs and expenses, including but not limited to reasonable attorneys fees, incurred by Bank in connection with the administration, enforcement, including any bankruptcy, appeal or the enforcement of any judgment or any refinancing or restructuring of this Agreement or any document, instrument or agreement executed with respect to, evidencing or securing the indebtedness hereunder.

     10.5 NOTICES. All notices, payments, requests, information and demands which either party hereto may desire, or may be required to give or make to the other party hereto, shall be given or made to such party by hand delivery or through deposit in the United States mail, postage prepaid, or by facsimile delivery, or to such other address as may be specified from time to time in writing by either party to the other.


                        1998 CREDIT AGREEMENT-Page 15

-------------------------------------------------------------------------------
To the Bank:                            To the Borrower:
Sanwa Bank California                   Align-Rite Corporation
Newport Beach Commercial Banking Center 2428 Ontario Street
4400 MacArthur Blvd                     Burbank, California 91504
Suite 200                               Attn:
Newport Beach, California 92660              --------------------------------
Attn: Dan Wilson
-------------------------------------------------------------------------------

        10.6. WAIVER. Neither the failure nor delay by the Bank in exercising any right hereunder or under any document, instrument or agreement mentioned herein shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder or under any other document, instrument or agreement mentioned herein preclude other or further exercise thereof or the exercise of any other right; nor shall any waiver of any right or default hereunder, or under any other document, instrument or agreement mentioned herein, constitute a waiver of any other right or default or constitute a waiver of any other default of the same or any other term or provision.

        10.7. CONFLICTING PROVISIONS. To the extent the provisions contained in this Agreement are inconsistent with those contained in any other document, instrument or agreement executed pursuant hereto, the terms and provisions contained herein shall control. Otherwise, such provisions shall be considered cumulative.

        10.8. BINDING EFFECT; ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the Borrower and the Bank and their respective successors and assigns, except that the Borrower shall not have the right to assign its rights hereunder or any interest herein without the prior written consent of the Bank. The Bank may sell, assign or grant participation in all or any portion of its rights and benefits hereunder. The Borrower agrees that, in connection with any such sale, grant or assignment, the Bank may deliver to the prospective buyer, participant or assignee financial statements and other relevant information relating to the Borrower and any guarantor.

        10.9. JURISDICTION. This Agreement, any notes issued hereunder, and any documents, instruments or agreements mentioned or referred to herein shall be governed by and construed according to the laws of the State or California, to the jurisdiction of whose courts the parties hereby submit.

        10.10. WAIVER OF JURY TRIAL. THE BORROWER AND THE BANK EACH WAIVE THEIR RESPECTIVE RIGHTS TO A TRIAL BY JURY OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF OR RELATED TO THIS AGREEMENT, THE OTHER LOAN DOCUMENTS, OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY, IN ANY ACTION, PROCEEDING OR OTHER LITIGATION OF ANY TYPE BROUGHT BY ANY OF THE PARTIES AGAINST ANY OTHER PARTY OR PARTIES, WHETHER WITH RESPECT TO CONTRACT CLAIMS, TORT CLAIMS, OR OTHERWISE. THE BORROWER AND THE BANK EACH AGREE THAT ANY SUCH CLAIM OR CAUSE OF ACTION SHALL BE TRIED BY A COURT TRIAL WITHOUT A JURY. WITHOUT LIMITING THE FOREGOING, THE PARTIES FURTHER AGREE THAT THEIR RESPECTIVE RIGHT TO A TRIAL BY JURY IS WAIVED BY OPERATION OF THIS SECTION AS TO ANY ACTION, COUNTERCLAIM OR OTHER PROCEEDING WHICH SEEKS, IN WHOLE OR IN PART, TO CHALLENGE THE VALIDITY OR ENFORCEABILITY OF THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS OR ANY PROVISION HEREOF OR THEREOF. THIS WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS.

        10.11. AMENDMENT. This Agreement may be amended or modified only by an instrument in writing signed by the Bank and the Borrower.

        10.12. COUNTERPARTS. This Agreement may be executed in any number of counterparts all such counterparts taken together shall be deemed to constitute on and the same instrument.

        10.13. HEADINGS. The headings herein set forth are solely for the purpose of identification and have no legal significance.

        10.14. ENTIRE AGREEMENT. This Agreement and all documents, instruments and agreements mentioned herein constitute the entire and complete understanding of the parties with respect to the transactions contemplated hereunder. All previous conversations, memoranda and writings between the parties pertaining to the transactions contemplated hereunder not incorporated or referenced in this Agreement or in such documents, instruments and agreements are superseded hereby.


                        1998 CREDIT AGREEMENT-Page 16

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the date first hereinabove written.

BANK:                                   BORROWER:

SANWA BANK CALIFORNIA                   ALIGN-RITE CORPORATION


By:  /s/ SANDRA RUSH                    By:  /s/ JAMES MACDONALD
    ------------------------------          ------------------------------

     Sandra Rush, V.P.                       James MacDonald
    ------------------------------           Chairman & President
     (name/title)                           ------------------------------
                                             (name/title)


                                        By:  /s/ PETER KATURICH
                                            ------------------------------

                                             PETER KATURICH / CFO
                                            -------------------------------
                                             (name/title)



                        1998 CREDIT AGREEMENT-Page 17